Exhibit 10.2

Form of

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

HARBORSIDE ENTITY [A, B, or C] LLC

[INSERT DATE],  20XX

TABLE OF CONTENTS

1. Definitions		2

2. Formation and Name; Office; Purpose; Term		2

2.1	Organization	2

2.2	Name of the Company	2

2.3	Purpose	2

2.4	Term	2

2.5	Registered Office and Registered Agent	2

3. Members		3

3.1	Members	3

3.2	Personal Services	3

3.3	Duties of Members	3

3.4	Member Guaranty Obligations	3

3.5	Obligation of Good Faith and Fair Dealing	4

3.6	Furtherance of Member’s Own Interests	4

3.7	Transacting Business with Company	4

3.8	Time Devoted to Company Business	4

3.9	Non Competition	4

3.10	Confidentiality of Company Information	5

3.11	Meetings of and Voting by Members	6

3.12	Certain Representations and Warranties	7

4. Capital; Capital Accounts		8

4.1	Initial Capital Contributions	8

4.2	Additional Capital Contributions	8

4.3	Operating Budget	12

4.4	No Interest on Capital Contributions	13

4.5	Return of Capital Contributions	13

4.6	Form of Distribution	13

4.7	Capital Accounts	13

4.8	Loans	13

4.9	Taxes Withheld	13

i

5. Profit, Loss, and Distributions		14

5.1	Allocation of Profits	14

5.2	Allocation of Losses	16

5.3	General Allocation Provisions	17

5.4	Distribution of Cash Flow and Net Capital Proceeds	17

5.5	Preferred Return - Cash Flow	18

5.6	Preferred Return - Net Capital Proceeds	20

5.7	Liquidation and Dissolution	20

5.8	§ 704(c) Allocations	20

6. Management: Rights, Powers, and Duties		21

6.1	Day To-Day Management; Accounting Management	21

6.2	Major Decisions	23

6.3	Board of Directors	24

6.4	Duties of Parties	25

6.5	Officers	25

6.6	Management Fee	26

6.7	Developer Fee	26

6.8	Certain Expenses	26

6.9	Power of Attorney	27

6.10	Irrevocability	28

6.11	Nonrecourse Liabilities	28

7. Transfers		28

7.1	Transfers, Voluntary Withdrawal and Involuntary Withdrawal	28

7.2	Permitted Transfers	30

7.3	Voluntary Resignation	30

7.4	Effect of Withdrawal	30

7.5	Acceptance of Prior Acts	31

8. Dissolution, Liquidation, and Termination of the Company		31

8.1	Events of Dissolution	31

8.2	Liquidation	31

8.3	Procedure for Winding Up	31

8.4	Cancellation of Certificate	32

9. Books, Records, Accounting, and Tax Elections		32

9.1	Bank Accounts	32

9.2	Books and Records	32

9.3	Financial Accounting Matters	33

9.4	Certain Books & Records	34

9.5	Certain Other Business Records	34

9.6	Budget	34

9.7	Tax Matters Partner	34

9.8	Tax Elections	35

9.9	Election to be Treated as Partnership	35

10. Buy-Sell Option		35

10.1	Eligibility to Buy or Sell	35

10.2	Procedure	36

10.3	Closing	37

10.4	Specific Performance	37

10.5	Imputed Costs	38

11. Consent to Jurisdiction		38

12. General Provisions		38

12.1	Interpretation and Terminology	38

12.2	Assurances	39

12.3	Liability and Indemnification	39

12.4	Notices	40

12.5	Specific Performance	41

12.6	Complete Agreement	42

12.7	Amendments	42

12.8	Binding Provisions	42

12.9	Separability of Provisions	42

12.10	Counterparts	42

12.11	Estoppel Certificate	43

12.12	Incorporation by Reference	43

12.13	No Partnership Intended for Nontax Purposes	43

12.14	No Rights of Creditors and Third Parties under Agreement	43

12.15	Promotional Material	44

ATTACHMENT A - Certain Definitions
ATTACHMENT B - Name, Address and Percentage of Each Member
ATTACHMENT C - Form of Certificate of Formation
ATTACHMENT D - List of Ironstate Projects
ATTACHMENT EATTACHMENT D - Development Budget
ATTACHMENT F ATTACHMENT E- Major Decisions

AMENDED AND RESTATED COMPANY AGREEMENT

[HARBORSIDE ENTITY A, B or C] LLC

THIS COMPANY AGREEMENT (this “Agreement”) is entered into as of this        day of                , 20XX, by and among [MACK-CALI HARBORSIDE ENTITY A, B or C] LLC, a New Jersey limited liability company (“MCA”), and [IRONSTATE DEVELOPMENT HARBORSIDE ENTITY A, B or C], LLC, a New Jersey limited liability company (“ISA”) (collectively, the “Parties”).

EXPLANATORY STATEMENT

MCA previously formed [Harborside Entity A, B or C LLC], a New Jersey limited liability company (the “Company”) in accordance with the provisions of the Act and subject to the terms and conditions set forth in the original Company Agreement for the Company.

The Company was formed [INSERT DATE].

MCA established the Master Condominium consisting of three (3) separate condominium units, including Unit       .

The condominium interest comprising Unit         has heretofore been conveyed to the Company.

Affiliates of MCA and ISA have entered into that certain Development Agreement dated December 5, 2011 (the “Development Agreement”).  This Agreement is substantially in the form of the Operating Agreement required by the Development Agreement.

MCA wishes to admit ISA as a Member of the Company, subject to the terms and conditions set forth in this Agreement.

ISA wishes to become a Member of the Company, subject to the terms and conditions set forth in this Agreement.

The Parties wish to amend and restate the Company’s original Company Agreement in the manner and on the terms set forth herein.

The Parties wish to provide for the orderly management and ownership of the Company.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the Parties, intending legally to be bound, have agreed as follows:

1.               Definitions.

Any capitalized term used herein and not otherwise defined in this Agreement has the meaning ascribed to such term in ATTACHMENT A to this Agreement.

2.               Formation and Name; Office; Purpose; Term.

2.1                                 Organization.

MCA had previously organized a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, acknowledges and affirms that it previously executed and filed with the State of New Jersey a certificate of formation, a copy of which is attached as ATTACHMENT C to this Agreement.  The Company shall register to do business in such jurisdictions as Managing Member shall determine to be necessary or appropriate

2.2                                 Name of the Company.

The name of the Company is “[HARBORSIDE ENTITY A, B or C] LLC.”  The Company may do business under that name and under any other name or names that Managing Member may select.  If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with the Act and other applicable Requirements of Law.

2.3                                 Purpose.

The Company is organized to finance, develop, construct, own, operate, manage, lease, maintain and sell the residential housing project comprising the Property and performing all other activities reasonably necessary or incidental to the furtherance of such purposes...

2.4                                 Term.

The term of the Company began upon the filing of the Certificate of Formation with the State of New Jersey and shall continue indefinitely unless its existence is terminated sooner pursuant to § 8 of this Agreement.

2.5                                 Registered Office and Registered Agent.

The registered office of the Company in New Jersey shall be at [INSERT ADDRESS, ] NJ ZIP.  The name of the registered agent of the Company in the State of New Jersey at such address is [INSERT NAME].  The principal office of the Company shall be in care of [INSERT ADDRESS, ], NJ ZIP.

3.               Members.

3.1                                  Members.

The name, present mailing address and Percentage Interest of each Member are set forth on ATTACHMENT B to this Agreement.

3.2                                  Personal Services.

3.2.1       ISA shall be Managing Member and shall perform certain general management services for the Company by virtue of being a Member. MCA shall be Accounting Member and shall perform certain accounting and bookkeeping services for the Company by virtue of being a Member.  Unless approved by the Members, neither ISA nor MCA shall be entitled to special compensation for services performed for the Company.  It is anticipated that, subject to the successful financial results of the Business, each of the Members will receive distributions from the Company in accordance with the terms and conditions of this Agreement.

3.2.2       Upon substantiation of the amount thereof, a Member shall be entitled to reimbursement for those expenses of the Member set forth on the Operating Budget of the Company and reasonably incurred in connection with the activities of the Company. In addition, a Member may be entitled to reimbursement for other expenses of the Member reasonably incurred in connection with the activities of the Company upon approval of same by the Board of Directors.

3.3                                 Duties of Members.

A Member owes to the Company and each other Member the fiduciary duty of loyalty and the fiduciary duty of care in accordance with applicable Requirements of Law.

3.4                                 Member Guaranty Obligations.

Each Member shall provide a creditworthy entity or principal with net worth sufficient to provide such personal guaranties as the proposed construction lender may require, limited to such an extent, as is reasonably practicable, to customary non-recourse and completion of work guarantees.  Each Member shall be responsible for 50% of the obligations under any construction completion guaranty and shall be responsible under all other guaranties and indemnities in accordance with their respective Percentage Interests in the Company.  The Members will enter into mutually agreeable contribution and indemnity agreements with respect to any guarantees required to provide for the proportionate sharing of liability in such form as MCA and ISA shall agree from time to time.

3.5                                 Obligation of Good Faith and Fair Dealing.

A Member shall discharge the duties to Company and any other Member under this Agreement and the Act and exercise any rights consistently with the obligation of good faith and fair dealing.

3.6                                 Furtherance of Member’s Own Interests.

A Member does not violate a duty or obligation under this Agreement or the Act merely because the Member’s conduct furthers the Member’s own interest.

3.7                                 Transacting Business with Company.

With the consent of the Board of Directors, a Member may lend money to and transact other business with the Company, and, as to each loan or transaction, the Member’s rights and obligations are the same as those of a person who is not a Member, subject to other applicable Requirements of Law.  Each Member understands and acknowledges that the conduct of the Company’s Business may involve business dealings and undertakings with Members and their Affiliates.  In any of those cases, those dealings and undertakings shall be at arm’s length, on commercially reasonable terms and subject, in each instance, to the prior written approval of the Board of Directors.

3.8                                 Time Devoted to Company Business.

Each Member shall be a single purpose entity that shall not engage in any business other than the Company’s Business.  Each officer or member of Managing Member shall devote such time as is necessary to carry out Managing Member’s duties as set forth in this Agreement, until it dissociates from the Company.  In addition, neither a Member nor an officer or member of a Member shall have any obligation to bring to the attention of the Company any business opportunity of which a Member or such other person may become aware, other than an opportunity directly related to the Business.  Affiliates of a Member may have other business interests and except as otherwise provided in § 3.9 below (Non-Competition) may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of such Affiliates or in any income or revenues derived therefrom.

3.9                                 Non Competition.

During the Non-Compete Period:

3.9.1      Subject to the terms and conditions of this § 3.9, neither ISA nor any of its Key Principals shall, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or holder of an equity interest in, or lender to, any Person or business, engage in any real-estate development business as a primary developer or development partner on a parcel that is located within the Jersey City Territory, other than in ISA’s capacity as Managing Member of the Company or its Affiliates.

3.9.2      Nothing in this § 3.9 shall be deemed to restrict ISA’s involvement in any project as a passive limited partner or in any venture that is the subject of binding agreements as of September 15, 2011.  A list of such projects is attached to this Agreement as ATTACHMENT D.

3.9.3      Because the Company and MCA do not have an adequate remedy at law to protect the Company’s business from any breach of ISA’s obligations in this § 3.9, each of the Company and MCA shall be entitled to both preliminary and permanent injunctive relief, in addition to such other remedies and relief that would, in such event, be available to it or them.

3.10                                   Confidentiality of Company Information.

3.10.1   Each Member agrees to maintain all business information with respect to Company in confidence and agrees not to use or disclose any business information, trade secret, process, observation, data, written material, record, document or confidence of the Company (collectively, “Confidential Information”) in competition with the Company.  This obligation of confidentiality shall survive Dissociation of any Member.  Each Member shall observe, perform and comply with all Requirements of Law related to confidentiality and shall be permitted to disclose Confidential Information as necessary to a Member’s attorneys, accountants and other consultants involved in the transactions contemplated by this Agreement; provided, however, such attorneys, accountants and consultants shall be bound by the confidentiality requirements of this § 3.10.  The obligations contained in this § 3.10 shall not apply:

3.10.1.1       If and to the extent that the Confidential Information becomes generally known to or available for use by the public or the industry, other than by an act or omission of the Member or a member, representative or employee thereof, in violation of the terms of this Agreement; or

3.10.1.2           To any Confidential Information that a Member is required by law to disclose (but only to the extent required to be so disclosed), such as pursuant to any governmental agency or stock exchange requirement or other Legal Requirements, or a court order;

3.10.1.3           To any Confidential Information that a Member has determined to disclose based upon advice of counsel.

3.10.2             All notes, notebooks, memoranda or information in any magnetic or digital form including portable disks, hard drives, tapes or any other media now known or hereafter developed relating in any way to all information with respect to the Company or the Business shall be the Company’s property.  All such items made or compiled by a Member or made available to a Member prior to Dissociation, including all copies thereof, shall be held by such Member in trust and solely for the Company’s benefit, and such Member shall deliver each such item to the Company upon Dissociation or at any other time upon the Company’s request.  Such Member agrees not to ship, transport or send outside the Company by any means, including electronic mail, any such information without the Company’s express written permission except to such attorneys, accountants and other consultants involved in the business of the Company or representing the Member in connection with the transactions contemplated by this Agreement or to any governmental authority having jurisdiction over the Company, the Members or the Property.

3.11                           Meetings of and Voting by Members.

3.11.1             A meeting of the Members may be called at any time by any Member.  Meetings of Members shall be held at the Company’s principal place of business or at any other place approved by the Members.  Not less than five (5) nor more than thirty (30) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member.  The notice shall state the time, place, and purpose of the meeting.  Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice that is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy.  A Member may vote either in person or by written proxy signed by the Member or by its duly authorized attorney in fact.

3.11.2             Except as otherwise provided in this Agreement, wherever this Agreement requires the approval of the Members, the affirmative vote of Members holding more than ninety (90%) percent of the aggregate of all Percentage Interests then held by the Members shall be required to approve the matter.

3.11.3             For purposes of this Agreement, all provisions respecting voting according to Percentage Interests held by the Members shall refer only to the Percentage Interests held by the Members in their capacity as Members and not those Percentage Interests held by the Members merely as assignees or transferees, which assignee or transferee Percentage Interests shall be disregarded in determining the Percentage Interests held by the Members.  By way of example, if an Interest Holder has a five (5%) percent Percentage Interest in Company as a Member and the Interest Holder has an additional ten (10%) percent Percentage Interest in Company as an assignee who has not been admitted as a substituted Member, then such Member may only vote his five (5%) percent Percentage Interest and the ten (10%) percent Percentage Interest shall not be deemed to be outstanding for purposes of determining the Percentage Interests held by all of the Members.

3.11.4             In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding more than ninety (90%) percent of the aggregate of all Percentage Interests then held by Members.

3.11.5             Wherever the Act requires unanimous consent, or the consent of all Members other than the one who is the subject of an action, in order to approve or take any action, that consent shall be given in writing.

3.11.6             Any action required to be taken at a meeting of the Members, or any action that may be taken at a meeting of the Members, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.

3.12                           Certain Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

3.12.1             The Member has duly executed and delivered this Agreement, and

3.12.2             The Member’s authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which he is bound.

4.                    Capital; Capital Accounts.

4.1                                 Initial Capital Contributions.

Simultaneously with execution and delivery of this Agreement, the Members have each contributed to the capital of the Company the amounts set forth opposite their names in ATTACHMENT B, as required in the Act.

4.1.1                   Ownership of the Property has been treated as a contribution of MCA.  The Property has been valued at $             for purposes of MCA’s Capital Account.  Such amount represents the product of $30 per square foot of buildable floor area (less the square footage of any mechanical and garage space) for the Property.  In addition, MCA or its affiliates has heretofore incurred the Owner Pre-Development Costs, which, to the extent allocable to the Property, shall be treated as additional capital contributed by MCA to the Company.

4.1.2                   ISA has contributed to the Company $            in cash.  Such amount represents seventeen point six four seven zero five percent (17.64705%) of the aggregate capital contribution of MCA listed on ATTACHMENT B to this Agreement less a credit equal to the amount of Ironstate Pre-Development Costs heretofore incurred by ISA or its affiliates, which shall be treated as additional capital contributed by ISA to the Company.

4.2                                 Additional Capital Contributions.

4.2.1                   It is anticipated that the total development costs of the Property will exceed the amount of cash on hand at the Company after the initial Capital Contributions.  As such, the Members have agreed upon the Development Budget.  ISA may amend the Development Budget from time to time to increase any line item so long as the increase (A) does not exceed the greater of (i) two percent (2%) of the original amount of such line item (as shown on ATTACHMENT E) or (ii) $100,000 or (B) when added to the other changes to the Development Budget (as shown on ATTACHMENT E) would not cause the aggregate of all changes to the Development Budget to exceed $250,000.  All other changes shall require approval of the Board of Directors.

4.2.2                   If the Company shall require additional capital, the Members shall contribute cash to the Company in accordance with the Development Budget or Operating Budget, as the case may be, on a pro rata basis in accordance with the Members’ Percentage Interests.  A decision to require any additional Capital Contribution (including the amount or timing of any such contribution beyond the amounts or timing established in the Development Budget or Operating Budget) shall be deemed a Major Decision.

4.2.2.1             In general, each of the Members will, on a pro rata basis in accordance with the Members’ Percentage Interests, contribute that amount of capital that, pursuant to the approved Development Budget or Operating Budget, as the case may be, may be required to enable the Company to complete development of the Property and otherwise to carry out its purposes.

4.2.2.2             Notwithstanding the foregoing, if Members shall have received cash distributions under § 5.4 of this Agreement and additional capital shall then be required under this § 4.2, then such cash distributions shall be re-contributed as additional capital in the ratios previously received prior to any required additional capital amounts being contributed on a pro rata basis as specified above.

4.2.2.3             Notwithstanding anything to the contrary contained in this Agreement, if ISA’s affiliate                 shall have caused the Company to have incurred cost overruns arising out of or in connection with such affiliate’s performing its duties under the Development Agreement in a negligent manner at any time, ISA shall contribute to the Company pursuant to this § 4.2 cash in an amount equal to fifty percent (50%) of those cost overruns that were directly and solely caused by such negligent performance; any such negligence shall be determined based upon recognized standards for developers of similar projects in the State of New Jersey.

4.2.2.4             Nothing in this Agreement shall be deemed to require the parties to treat as equity all amounts that may be required for development of the Property.

4.2.3                   At any time during any Fiscal Year, in accordance with the Development Budget or Operating Budget, Managing Member shall send a notice to each Member of its required Capital Contribution.  In addition, from time to time, if the Board of Directors shall have determined unanimously that Capital Contributions in excess of those required under the Development Budget, as modified in accordance with this Agreement, or Operating Budget are then required, Managing Member shall request the Members to make an additional Capital Contribution in accordance with the decision of the Board of Directors.

4.2.3.1             Except as otherwise provided above, within ten (10) days after the date of any such notice, all such additional Capital

Contributions shall be due from the Members pro rata in accordance with the Members’ Percentage Interests.

4.2.3.2             Managing Member shall send a notice of any such capital call to each Member in accordance with § 12.4 of this Agreement.

4.2.3.3             If Managing Member shall fail to send promptly a notice of any such capital call to each Member, then MCA may send such notice to all Members, and any such notice shall then have the same force or effect as if sent by Managing Member.

4.2.3.4             In accordance with § 6.4.2.4, MCA may elect to make protective advances in respect of non-discretionary items (such as, by way of example only, taxes, insurance, debt service and impositions), for operating expenses that may be required above the Development Budget or Operating Budget, if MCA shall have determined that such protective advances are necessary to keep the Project operating, to prevent a default of the underlying debt, and for emergency or necessary repairs and maintenance.  MCA shall promptly give to ISA written notice of any such protective advance, and ISA shall be entitled then to make an additional Capital Contribution pro rata in accordance with its Percentage Interest.  If ISA shall not have then made any such additional Capital Contribution, the amount of MCA’s protective advance described in such notice shall be treated as a loan subject to the terms and conditions of § 4.2.5.3.

4.2.4                   Except to the extent required by this § 4.2, no Member shall be required to make Capital Contributions to the Company in addition to those identified or described in § 4.1 above.

4.2.5                   If any Member (a “Defaulting Member”) fails to make all or any portion of any Capital Contribution as required under this § 4.2, such failure shall constitute a breach of this Agreement.  A Defaulting Member shall be liable for any and all damages incurred by any other Member or the Company as a result thereof.  Notwithstanding the foregoing, a Defaulting Member’s liability shall be limited to its interest in the Company, and recourse for breach of such an obligation shall be a reduction of such Member’s Capital Account in an amount equivalent to 150% of the Capital Contribution such Member failed to make.  The Company may retain any fee or payment owed by the Company to the Defaulting Member, or to any Affiliate of the Defaulting Member, and the Company shall be entitled to apply the amount of any such owed amount towards the amount of the Defaulting Member’s unpaid Capital Contribution.

4.2.5.1             In addition, any Member that is not a Defaulting Member shall then have the option to make a Capital Contribution (a “Special Contribution”) to the Company in any amount up to the amount of the Capital Contribution (the “Default Amount”) not made by the Defaulting Member (a Member making such a contribution referred to as a “Contributing Member”).

4.2.5.2             If a Special Contribution shall have been made, the Company shall recalculate the Membership Interest of each Member based on a fraction, the numerator of which shall equal the total Capital Contribution of that Member, and the denominator of which shall equal the aggregate Capital Contributions actually made by all Members, after increasing the Capital Contributions of each Contributing Member by one hundred and fifty (150%) percent of the amount of any Special Contribution made by it.

4.2.5.3             As an alternative to the foregoing, a Member that is not a Defaulting Member may make funds available to the Company on behalf of the Defaulting Member, up to, in the aggregate, the Default Amount.  Such funds shall be treated as a loan to the Defaulting Member, and shall bear interest from the date made until repayment in full at an annual rate equal to the lesser of (A) one percent per month or (B) the maximum rate then permitted by Requirements of Law.

4.2.5.4             Any such Member that shall have made such a loan shall be deemed to have a lien on, and security interest in, the Membership Interest of the Defaulting Member to secure repayment of any loan hereunder and interest accrued thereon.  The Defaulting Member shall pay all reasonable fees, costs and expenses in connection with preparation and review of the instruments necessary to perfect such security interest and otherwise to enforce it.

4.2.5.5             The Company shall pay to any such lending Member the amount of all distributions otherwise payable to the Defaulting Member while any principal or interest in respect of any such loan hereunder shall remain unpaid.  Any such payment to a lending Member shall be applied first to payment of interest on, and then to the principal of, each such loan.

4.2.6                   Each Defaulting Member hereby irrevocably constitutes and appoints, with full power of substitution, the non-Defaulting Member its true and lawful attorney in fact, with full power and authority in its name, place and stead, to execute and deliver any document necessary or appropriate to effectuate the intent of this § 4.2, including recording of any UCC financing statements reflecting a secured interest in the

Defaulting Member’s Membership Interest and any continuation statements required thereafter.  The appointment of the non-Defaulting Members as the Defaulting Member’s attorneys in fact shall be deemed to be a power coupled with an interest and shall survive the incompetency, Bankruptcy or dissolution of the Member giving that power.

4.3                                 Operating Budget.

4.3.1                   The Company shall operate under an annual Operating Budget.  After the Board of Directors shall have approved an annual Operating Budget, Managing Member shall implement it on behalf of the Company and may incur the expenditures and obligations therein provided.

4.3.2                   Managing Member shall deliver to the Board of Directors for approval a proposed Operating Budget for each ensuing calendar year by November 1 of the preceding calendar year.  If an Operating Budget for any calendar year shall not have been approved by January 1 of a year, the Company shall continue to operate under the Operating Budget for the immediately preceding year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, unless the Board of Directors specifically shall have consented at a meeting or in writing, no capital expenditures (other than deposits into a capital reserve account, if any) shall be made for that year until an Operating Budget for such year shall have been approved.

4.3.3                   Managing Member may make amendments to any line item from the amount set forth therefor in a then current Operating Budget so long as such amendment, as to any line item, shall not exceed the greater of

4.3.3.1             5% of the amount of such line item in the then current Operating Budget, or

4.3.3.2             $25,000.00, and

4.3.3.3             so long as the aggregate amount of all such amendments shall not have exceeded $100,000.00 per year.

4.3.4                   In addition, if emergency repairs to the Property shall then be necessary to avoid imminent danger of injury to the Property or to an individual, or for payment of taxes or insurance premiums, Managing Member may make such expenditures as may be necessary to alleviate such situation and shall promptly notify the Board of Directors of the event giving rise to such repairs and the actions taken with respect thereto.

4.4                                 No Interest on Capital Contributions.

Interest Holders shall not be paid interest on their Capital Contributions, except as otherwise specifically provided for herein.

4.5                                 Return of Capital Contributions.

Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.

4.6                                 Form of Distribution.

If an Interest Holder is entitled to receive a return of a Capital Contribution or any other distribution, the distribution must be made in cash; provided, however, that the Company, upon the approval of the Board of Directors, may distribute cash, or property, or a combination thereof to the Interest Holder.

4.7                                 Capital Accounts.

The Company shall maintain a separate Capital Account in respect of each Interest Holder, in accordance with Code § 704(b) and Regulation § 1.704-1(b).

4.8                                 Loans.

If Managing Member shall determine to seek debt capital for the Company after approval by the Board of Directors, a Member may, at any time, make or cause a loan to be made to the Company in any amount and on those such commercially reasonable terms upon which the Board of Directors and the Member may agree. The Company shall make regularly scheduled payments of the loan prior to distributions, and the dealings and undertakings of any such loan shall be at arm’s length and on commercially reasonable terms.

4.9                                 Taxes Withheld.

Unless treated as a Tax Payment Loan, any amount paid by the Company for or with respect to any Interest Holder on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Interest Holder for all purposes of this Agreement, consistent with the character or source of the income, profits or cash that gave rise to the payment or withholding obligation.

4.9.1                   To the extent that the amount required to be remitted by the Company on behalf of any Interest Holder under the Withholding Tax Act shall exceed the amount then otherwise distributable to such Interest Holder pursuant to § 5 of this Agreement, the amount of such excess shall constitute a loan from the Company to such Interest Holder (a “Tax Payment Loan”); any such Tax Payment Loan shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the Prime Rate of interest plus 2%.

4.9.2                   The Prime Rate is the rate of interest publicly announced from time to time by banks as their Prime Rate as published from time to time in the Eastern edition of The Wall Street Journal.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

4.9.3                   So long as any Tax Payment Loan or the interest thereon shall remain unpaid, the Company shall make future distributions due to such Interest Holder under this Agreement by applying the amount of any such distribution first to payment of any accrued and unpaid interest on all Tax Payment Loans of such Interest Holder and then to repayment of the principal of all Tax Payment Loans of such Interest Holder.

4.9.4                   Accounting Member shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this § 4.9.  Nothing in this § 4.9 shall create any obligation on any Interest Holder to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.

4.9.5                   Accounting Member has the authority to collect Tax Payment Loans of any Interest Holder from said Interest Holder using any legal method that Accounting Member shall deem necessary or appropriate.

5.                    Profit, Loss, and Distributions.

5.1                                 Allocation of Profits.

After giving effect to the special allocations set forth in Code § 704 and the Regulations thereunder as in effect from time to time, Profits shall be allocated to the Interest Holders in a manner that substantially tracks the distributions that would have been made if the Company had liquidated its assets at that time and distributed the proceeds to the Members.

5.1.1                   Notwithstanding anything herein to the contrary, the Members hereby acknowledge the status of M-C Corp. (an Affiliate of MCA) as a real estate investment trust (a “REIT”) and the requirement that M-C Corp, M-C LP and MCA Member be operated in a manner so as to permit M-C Corp to continue to qualify as a REIT under the Code.

5.1.1.1             The Company and the Property shall be managed in a manner so that:  (a) the Company’s gross income meets the tests provided in § 856(c)(2) and (3) of the Code as if the Company were a REIT; (b) the Company’s assets meet the tests provided in § 856(c)(4) of the Code as if the Company were a REIT; and (c) the Company minimizes federal, state and local income and excise taxes that may be incurred by M-C Corp, MCA Member and M-C LP, or any of their Affiliates, including taxes under § 857(b), 860(c) or 4981 of the Code.

5.1.1.2             The Members hereby acknowledge, agree and accept that, pursuant to this § 5.1.1, the Company may be precluded from taking, or may be required to take, an action that it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Company and/or to one or more of the Members (or one or more of their subsidiaries or Affiliates).

5.1.1.3             After consultation with the Board of Directors, MCA may determine in its sole and absolute discretion that a taxable REIT subsidiary (as described in § 856(l) of the Code) (a “TRS”) should be established in order to meet the requirements of this § 5.1.1.  After any such determination, M-C Corp., M-C LP or MCA, as applicable, may form, or cause to be formed, such TRS only if M-C Corp., M-C LP or MCA, as applicable, (A) shall have provided at least five (5) days prior written notice thereof to the Board of Directors; and (B) shall have prepared forms for such election under § 856(l)(l)(B) of the Code (in accordance with guidance issued by the Internal Revenue Service).  M-C Corp. shall cause the TRS to execute such election form and shall forward such executed form to the Company, MCA, M-C LP and ISA, as applicable, for execution and filing by M-C Corp., MCA, M-C LP, the Company or ISA, as applicable, if it so chooses.

5.1.2                   The Members shall formulate the Development Budget, each annual Operating Budget and each annual operating plan (each, an “Operating Plan”) in a manner that recognizes the status of M-C Corp. as a REIT and the income, asset and operating requirements of the Code that are applicable to a REIT (collectively, the “REIT Requirements”).  Each Development Budget, Operating Budget and Operating Plan will include leasing guidelines consistent with the REIT

Requirements, and Managing Member will not knowingly enter into leases in contravention of such lease guidelines and will not knowingly provide or allow the Company to provide any services to any tenant that is not required by such tenant’s lease (except, in each case, as approved by the Board of Directors).

5.1.3                   Notwithstanding any other provision of this Agreement to the contrary, none of Managing Member, the Board of Directors nor any Member will require the Company to take any material action that, in the opinion of MCA’s tax advisors or legal counsel, may result of the loss of M-C Corp.’s, MCA’s or M-C LP’s status as a REIT.  Furthermore, Managing Member shall structure its transactions to eliminate any prohibited transaction tax or other taxes applicable to any Member and such REITs.

5.1.4                   Notwithstanding any other provision of this Agreement to the contrary, any transfer to or admission of any Member that may cause, directly or indirectly, M-C Corp., M-C LP or MCA to fail to qualify as a REIT under the Code or the Treasury Regulations promulgated thereunder shall be null and void and void ab initio.

5.1.5                   The Company shall not allocate to ISA any amount of Profit or Loss that is disproportionate to the allocation required pursuant to the first sentence of this § 5.1 or pursuant to § 5.2.  Nothing in this § 5.1 shall be deemed to require the Company to allocate to any Interest Holder in any period any special or disproportionate allocation of Profit or Loss as a result of the foregoing provisions for the benefit of any affiliated REIT.

5.2                                 Allocation of Losses.

After giving effect to the special allocations set forth in Code § 704 and the rules and regulations thereunder as in effect from time to time, Losses shall be allocated to the Interest Holders in a manner that substantially tracks the distributions that would have been made if the Company had liquidated its assets at that time and distributed the proceeds to the Members, provided that no Interest Holder shall be allocated a Loss that creates or increases an Adjusted Capital Account Deficit for such Interest Holder.  If some but not all of the Interest Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this § 5.2, the limitation set forth in the preceding sentence shall be applied on an “Interest Holder by Interest Holder” basis, and Losses not allocable to any Interest Holder as a result of such limitation shall be allocated to the other Interest Holders in accordance with their Positive Capital Account balances so as to allocate the maximum permissible Losses to each Interest Holder under Regulation § 1.704-1(b)(2)(ii)(d).

5.3                                 General Allocation Provisions.

5.3.1                   Any asset that may be distributed in kind to an Interest Holder shall be valued at such asset’s fair market value, and any Interest Holder entitled to any interest in any such asset shall receive that interest as a tenant-in-common with all other Interest Holders so entitled.  An independent appraiser who shall be selected by the Company shall determine the fair market value of any such distributed asset.  The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in this Agreement and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to any distribution of such assets under this § 5.

5.3.2                   The Members intend that this Agreement shall be interpreted to comply with the Code and the Regulations promulgated from time to time under Code § 704(b); Accounting Member is hereby authorized, upon the advice of the Company’s tax counsel, to amend this § 5 to comply with the Code and the Regulations promulgated from time to time under Code § 704(b); provided, that no amendment shall materially affect any distribution to an Interest Holder without such Interest Holder’s prior written consent.

5.3.3                   Each of the Interest Holders, severally and not jointly, represents and warrants to the Company that he or it is aware of the income tax consequences of the allocations made by this § 5 as a result of his or her consultation with his or her own tax advisors.  Each of the Interest Holders hereby agrees to be bound by the provisions of this § 5 in reporting his or its shares of Company income and losses for income tax purposes.

5.3.4                   For purposes of determining Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as Accounting Member may determine to be in the best interest of the Company, using any permissible method under Code § 706 and the Regulations thereunder.

5.4                                 Distribution of Cash Flow and Net Capital Proceeds.

5.4.1                   The Company may distribute its Cash Flow and Net Capital Proceeds at such time or times as determined in the discretion of the Board of Directors to the Interest Holders in accordance with this §

5.4,          provided that the Company shall make no distribution that impairs the reasonable working capital needed for conducting the Company’s Business.

5.4.2      All amounts required to be withheld under Code § 1446 or any other Withholding Tax Act shall be treated as amounts actually distributed to affected Interest Holders for all purposes under this Agreement pursuant to the provisions of § 4.9 of this Agreement.

5.4.3      At such time as the Company shall distribute its Cash Flow, the Company shall distribute Cash Flow to Members, as follows:

5.4.3.1             First, to the Members in respect of NOCF Preferred Return until each Member shall have received payment of the NOCF Preferred Return; and

5.4.3.2             Second, to the Members as follows: 75% to MCA and 25% to ISA.

5.4.4      At such time as the Company shall distribute its Net Capital Proceeds, the Company shall distribute Net Capital Proceeds to Members, as follows:

5.4.4.1             First, to the Members in respect of CTP Preferred Return until each Member shall have received payment in full of such Member’s accrued and unpaid CTP Preferred Return;

5.4.4.2             Second, to the Members pro rata based upon the ratio that the respective capital accounts of MCA and ISA bear to each other until the Company shall have returned to each Member all Net Capital of such Member;

5.4.4.3             Third, to the Members at the rate of 75% to MCA and 25% to ISA until the Company shall have returned to MCA an aggregate amount of distributions such that MCA shall have received distributions equal to an 18% Internal Rate of Return on MCA’s Capital Contributions; and

5.4.4.4             Fourth, to the Members, at the rate of 65% to MCA and 35% to ISA.

5.5           Preferred Return - Cash Flow.

5.5.1      In respect of each Capital Account, immediately prior to any distribution of Cash Flow, the Company shall calculate the NOCF Preferred Return.

5.5.2      For purposes of this Agreement,

5.5.2.1             “NOCF Preferred Return” means, as applied to Cash Flow, a non-cumulative priority return on each Member’s Net Capital equal to ten percent (10%) per each fiscal year of the Company, compounded quarterly.

5.5.2.2             “Net Capital” means an Interest Holder’s aggregate Capital Contribution less any and all Net Capital Proceeds previously distributed to such Member.  All such amounts are calculated solely in respect of the Company.

5.5.3      The Company shall distribute amounts in respect of accrued and unpaid NOCF Preferred Return only as required or permitted pursuant to § 5.4.

For illustration purposes and by way of example only:

Assume a December 31 fiscal year for the Company.  Assume that the Net Capital attributable to MCA is $1 million and the Net Capital attributable to ISA is $200,000.

Assume that at September 30 of Year 3 of the Company the Board of Directors determines to make the first distribution that the Company has made and the amount of the distribution is $1,000,000 from ordinary Company operations.  The anticipated amounts of the distributions are as follows:

	Amount	Calculation
Under § 5.4.3.1:
To MCA	$768,906.30	$10,000,000 x .025 (or 3 months of interest) =$250,000 PLUS ($10,000,000+$250,000) x.025 = $256,250 PLUS ($10,000,000+$250,000+262,656.30) x.025 = $262,656.30
To ISA	$153,781.30	$2,000,000 x .025 (or 3 months of interest) = $50,000 PLUS ($2,000,000+$50,000) x .025=$51,250 PLUS ($2,000,000+$50,000+51,250) x .025 =$52,531.25
Sub-Total	$922,687.50

Under § 5.4.3.2:
To MCA	57,984.38	($1,000,000 - $922,687.50) x .75
To ISA	19,328.13	($1,000,000 - $922,687.50) x .25
Sub-Total	77,312.5
Total Distribution	$1,000,000

5.6           Preferred Return - Net Capital Proceeds.

5.6.1      In respect of each Capital Account as of the last day of each quarter, the Company shall accrue a cumulative CTP Preferred Return.

5.6.2      For purposes of this Agreement, “CTP Preferred Return” means, as applied to Net Capital Proceeds, the amount of the excess of:

5.6.2.1             The product of a Member’s Net Capital contributed to the Company times ten percent (10%) per annum, compounded quarterly, over

5.6.2.2             The sum of the aggregate NOCF Preferred Return and the aggregate CTP Preferred Return previously distributed to such Member.

5.7           Liquidation and Dissolution.

5.7.1      If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders as provided in § 8.

5.7.2      No Interest Holder shall be obligated to restore a Capital Account with a balance of less than zero.

5.8           § 704(c) Allocations.

In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed as a Capital Contribution shall, solely for tax purposes, be allocated among the Members under any reasonable method that Accounting Member may select from time to time to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.  If the Gross Asset Value of any Company asset is adjusted pursuant to clause (iii) or clause (iv) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder.  Any election or other decision relating to such allocations shall be made by Accounting Member in a manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this section are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.     Management: Rights, Powers, and Duties.

6.1           Day To-Day Management; Accounting Management.

6.1.1      Except as otherwise provided in the Act, the Certificate of Formation or this Agreement, the Company’s (a) day-to-day management shall be vested in Managing Member designated by the Members as provided in § 6.1.2 hereof, and (b) accounting, bookkeeping and tax management shall be vested in Accounting Member designated by the Members as provided in § 9.2 of this Agreement.

6.1.2      ISA shall be the initial Managing Member.  Subject to the terms and conditions of § 5.1.1 and 6.2 of this Agreement, the rights of MCA pursuant to § 6.4.2 of this Agreement and of Accounting Member’s rights and responsibilities pursuant to this Agreement, Managing Member shall have the sole right to manage the Company’s operating affairs, to bind the Company in its operating transactions with third parties and to make all operating decisions affecting the Company and its Business and affairs except if and to the extent

6.1.2.1             MCA’s approval is required under this Agreement;

6.1.2.2             Approval, authorization or decision requires the affirmative approval of the Board of Directors, or the Board of Directors has otherwise provided its direction or instructions with respect thereto, or

6.1.2.3             Approval of any of the Members is expressly required by this Agreement or by a non-waivable provision of Requirements of Law.

6.1.3      No Member (other than Managing Member and Accounting Member) has the authority, in the capacity of Member, to bind the Company in a transaction with a third party.  If the initial Managing Member is removed for cause pursuant to § 6.1.7 of this Agreement or is unwilling or unable to serve as manager at any time, then MCA shall select a replacement manager, who may, but need not be, a member or an employee, officer or shareholder of a Member.

6.1.4      Once the Board of Directors or the Members shall have approved an action that requires approval by the Board of Directors or the Members, then Managing Member or Accounting Member, as the case may be, acting alone, may execute any documents necessary or desirable to effectuate such action, and any person conducting business with Company shall be entitled to rely on the authority and signature of Managing Member.  Except as otherwise determined by the Board of Directors or the Members or as set forth herein or in the Act, any document or instrument may be executed and delivered on behalf of the Company by Managing Member, excluding any deed, mortgage, note or other evidence of indebtedness, lease, security agreement, financing statement, contract of sale or other instrument purporting to convey or encumber, in whole or in part, any or all of the Company’s assets at any time held in its name, or any compromise or settlement with respect to the Company’s accounts receivable or claims, any of which shall require dual signatures of Managing Member and Accounting Member.

6.1.5      Any third Person dealing with the Company, Managing Member or Members may rely upon a certificate signed by Managing Member as to

6.1.5.1             The identity of the Members or Managing Member;

6.1.5.2             Acts by the Members or Managing Member;

6.1.5.3             Any act or failure to act by the Company, or

6.1.5.4             Any other matter involving the Company or any Member.

6.1.6      With the exception of Major Decisions, those decisions reserved to MCA under § 6.4.2 of this Agreement, the instruments referenced in § 6.1.4 of this Agreement, and those decisions reserved to Accounting Member under this Agreement, Managing Member, acting alone, may execute any document necessary or desirable to effectuate such action, and any person conducting business with the Company shall be entitled to rely on the authority and signature of Managing Member.

6.1.7      ISA shall not be removed as Managing Member without cause.  MCA shall have the right to remove ISA as Managing Member for cause under this Agreement.

6.1.7.1             For purposes of this Agreement, “cause” means any reason materially and adversely affecting the Company’s best interests or such as to make it unreasonable to expect MCA to permit ISA to act as Managing Member of the Company, including the conviction of ISA, any Key Principal or its/their Affiliates of any crime, the commission or attempted commission of any act of willful misconduct or dishonesty, malfeasance or negligence, failure or neglect by ISA to perform Managing Member’s duties hereunder or any other breach or attempted breach of any of the terms or provisions of this Agreement or if ISA shall no longer be majority owned and controlled by one or more Key Principals except as a consequence of the death or permanent disability of the last remaining Key Principal.

6.1.7.2             In addition, and subject to the terms and conditions of Article 8 of the Development Agreement, MCA may remove ISA as Managing Member at any time that MCA may be permitted to terminate the Development Agreement in accordance with the terms and conditions of § 8.4(a) through (d) and (f) of the Development Agreement.

6.1.7.3             MCA’s removal of ISA as Managing Member under this § 6.1.7 or replacement of ISA as Managing Member should ISA be unwilling or unable to serve as Managing Member at any time is hereinafter collectively referred to an “ISA Removal Event.”

6.1.7.4             In addition to the foregoing and notwithstanding any provision contained herein to the contrary, from and after an ISA Removal Event, the member of the Board of Directors appointed by ISA shall automatically be deemed removed, and thereafter ISA shall have no further right to appoint a member to the Board of Directors, and MCA shall have the sole right to appoint members to the Board of Directors and exercise all rights and privileges reserved to it, and all distributions, if any, to be made to the Members pursuant to the provisions of §§ 5.4.3.2, 5.4.4.3 and 5.4.4.4 shall be made pro rata on the basis of each Member’s respective Percentage Interest.  At all times and notwithstanding any provision contained herein to the contrary, MCA shall have sole authority to enforce any agreement between the Company, on the one hand, and ISA or its Affiliates, on the other hand, and to make all determinations on behalf of the Company with respect thereto.  Any such agreements shall be terminable by MCA upon an ISA Removal Event.

6.2           Major Decisions.

The decisions listed or identified on ATTACHMENT F to this Agreement are referred to in this Agreement each as a “Major Decision.”  Notwithstanding anything to the contrary in this Agreement, Managing Member or Accounting Member shall not expend any sum, take any action or enter into any obligation arising out of or resulting from a Major Decision unless and until Managing

Member or Accounting Member, as the case may be, shall have notified and obtained the approval of the Board of Directors at a meeting or in writing in advance of any Major Decision.

6.3           Board of Directors.

6.3.1      The Members shall establish the Board of Directors to formulate the Company’s long-term strategy, which shall include the Company’s strategic, technical, and operational development.  The Board of Directors shall also decide Major Decisions.  The Board of Directors shall be comprised initially of two (2) persons: one (1) member appointed by MCA and one (1) member appointed by ISA.  Except as set forth in § 6.4.2, all actions of the Board of Directors shall require the unanimous vote of the Board of Directors, including a determination to expand the number of members of the Board of Directors.  The initial members of the Board of Directors shall be [■YYY] and [■ZZZ].  Each of MCA and ISA shall have the authority to nominate to the Board a person of its own choosing from time to time, and each of MCA and ISA agrees to vote in favor of the persons so nominated.

6.3.2      Any member of the Board of Directors may call a meeting of the Board of Directors.  Notice of each such meeting shall be given to each member by telephone, email, telecopy or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless the Board of Directors shall have established a longer notice-period requirement.

6.3.2.1             Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all such members) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held.  No action other than those specified in the notice may be considered at any special meeting unless unanimously approved by the members of the Board of Directors.

6.3.2.2             Any meeting of the Board of Directors shall require a quorum of Members present in person or by proxy representing Members with Percentage Interests equal to or greater than 90%.

6.3.2.3             A member of the Board of Directors may waive notice of any meeting in writing before, at, or after such meeting, except when a member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

6.3.3      Any action required to be taken at a meeting of the Board of Directors, or any action that may be taken at a meeting of the Board of Directors, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.  In addition, any action required to be taken at a meeting of the Board of Directors or any other action that may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall have been signed by all members of the Board of Directors.  Any such consent signed by all of the members of the Board of Directors shall be a valid and proper act of the Board of Directors.

6.4           Duties of Parties.

6.4.1      Managing Member, Accounting Member and the Board of Directors members shall devote such time to the Company’s Business and affairs as may be necessary from time to time to carry out Managing Member’s, Accounting Member’s or the Board of Directors members’ responsibilities under this Agreement.

6.4.2      In addition, subject to the terms and conditions of § 6.2 of this Agreement, MCA shall singly have the following rights and responsibilities:

6.4.2.1             In a manner consistent with § 9.2 of this Agreement, manage the accounting, bookkeeping, collection and distribution functions for the Company and make all decisions with regard thereto;

6.4.2.2             Select the auditor, outside accountant, tax counsel and other professionals for the Company;

6.4.2.3             Approve in advance any Company use of the name MACK-CALI or any derivation thereof; and

6.4.2.4             Make advances to protect the Company’s Business or affairs.

6.5           Officers.

The Board of Directors may appoint such officers who shall have such power and authority as may be specified by the Board of Directors, and the Board of Directors may remove any officer from time to time with or without cause.

6.6           Management Fee.

The Company shall engage an affiliate of Managing Member as managing agent for the Company’s Business pursuant to a separate agreement approved by the Board of Directors.  The Company shall pay such managing agent monthly a fee equal to two and one-quarter percent (2.25%) of the Company’s gross rental revenue, and the Company shall pay to MCA or its designee an amount equal to three-quarters of one percent (0.75%) of the Company’s gross rental revenue in respect of such fee.

6.7           Development Fee.

Subject to the terms and conditions of this Agreement and the Development Agreement, the Company shall pay to each of ISA or its designee, on the one hand, and to MCA or its designee, on the other hand, equally a development fee.  The amount of such development fee shall equal an aggregate of three percent (3%) of all “soft & hard construction costs” incurred in connection with the Property, including the costs of obtaining approvals.  To avoid double-counting, the Company shall receive a credit in respect of payment of such development fee to the extent that affiliates of ISA and MCA shall have received payment of the Development Fee described at Section 3.2 of the Development Agreement in respect of any period, to the extent allocable to the Property.

6.8           Certain Expenses.

6.8.1      The Company shall reimburse Managing Member in respect of all reasonable out-of-pocket expenses actually incurred by it directly in conjunction with acting as Managing Member under this Agreement (including travel and entertainment expenses, telephone costs, and the like, but not overhead expenses), to the extent set forth on an Operating Budget or otherwise as the Board of Directors may approve from time to time at a meeting or in writing.  Upon request, Managing Member shall provide reasonable supporting verification to the Board of Directors for all expenditures for which any reimbursement is requested.  Otherwise, Managing Member shall not be entitled to compensation for services performed for the Company, except as approved by the Members’ unanimous consent from time to time.

6.8.2      In connection with the services provided as Accounting Member, MCA or its Affiliate shall be reimbursed for the actual costs incurred in performing Accounting Member’s services.  The Company shall reimburse Accounting Member in respect of all reasonable allocated overhead expenses and costs and out-of-pocket expenses actually incurred by it directly in conjunction with acting as Accounting Member under this Agreement (including travel and entertainment expenses, telephone costs, and the like), to the extent set forth on an Operating Budget or otherwise as the Board of Directors may approve from time to time at a meeting or in writing.  Upon request, Accounting Member shall provide reasonable supporting verification to the Board of Directors for all expenditures for which any reimbursement is requested.  Otherwise, Accounting Member shall not be entitled to compensation for services performed for the Company, except as approved by the Members’ unanimous consent from time to time.

6.8.3      No member of the Board of Directors shall be entitled to compensation for services performed for the Company, except as approved by the Members’ unanimous consent.

6.8.4      Upon substantiation of the amount and purpose thereof, a Board of Directors member may, upon the Board of Director’s approval or if otherwise contained on an approved Operating Budget, be entitled to reimbursement for expenses reasonably incurred in connection with the Company’s activities.

6.9           Power of Attorney.

6.9.1      Each Member constitutes and appoints Managing Member as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place, and stead, to make, execute, sign, acknowledge, and file:

6.9.1.1             A certificate of formation or any amendment thereto;

6.9.1.2             All such documents or instruments to reflect the admission to the Company of a substituted Member, an additional Member, or the withdrawal of any Member, in the manner prescribed in this Agreement;

6.9.1.3             All documents that the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

6.9.1.4             Any and all other certificates or other instruments required to be filed by the Company under the Requirements of Laws of the State of New Jersey or of any other state or jurisdiction;

6.9.1.5             One or more alternate name certificates; and

6.9.1.6             All documents that may be required to dissolve and terminate the Company and to cancel its certificate of formation.

6.10                           Irrevocability.

The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable Requirements of Law, shall survive the incapacity of a Member.  It also shall survive the Transfer of an Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution.  Each Member shall be bound by any representation made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

6.11                           Nonrecourse Liabilities.

Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and, if the Company’s assets shall be insufficient to return such Capital Contributions, then the Members and former Members shall have no recourse against the Company, any current or former Manager or any other current or former Member.  Accounting Member shall recommend to the Members for adoption such changes to this Agreement as Accounting Member shall determine in light of the Code as then in effect if Managing Member shall determine to cause the Company to incur any liability of the Company with respect to which no Interest Holder or person or entity related to an Interest Holder has personal liability determined in accordance with Code § 752.

7.               Transfers.

7.1                                 Transfers, Voluntary Withdrawal and Involuntary Withdrawal.

7.1.1                   Except as provided in § 7.2, no Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Interest unless the unanimous consent of all Members to such Transfer shall have been obtained and all of the following conditions (“Conditions of Transfer”) shall have been satisfied:

7.1.1.1                                       The Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws;

7.1.1.2                                       The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement;

7.1.1.3                                       The Transfer will not result in termination of the Company pursuant to Code § 708;

7.1.1.4                                       The transferor or the transferee delivers the following information to the Company: (A) the transferee’s taxpayer identification number; and (B) the transferee’s initial tax basis in the transferred Interest;

7.1.1.5                                       The transferor and/or transferee pays to the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company in connection with the transaction, if required by Managing Member; and

7.1.1.6                                       The transferor shall have complied with the provisions of § 7.2 of this Agreement.

7.1.2                   If the Members’ unanimous consent shall have been obtained and the Conditions of Transfer shall have been satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person’s Interest.  Notwithstanding anything to the contrary in this Agreement, the transferee of all or any portion of, or any interest or right in, any Membership Rights shall not be entitled to become a Member or exercise any rights of a Member.  Neither the Company nor any Member is obligated to admit such transferee as a substituted Member.  Such transferee shall be entitled to receive, to the extent transferred, only the distributions and other Interest rights to which the transferor would be entitled.  A transferee may become a substituted Member in the Company with full Membership Rights only if:

7.1.2.1                                       The conditions for membership required by the Act are met; and

7.1.2.2                                       There is the unanimous consent of all Members.

7.1.3                   Each Member hereby acknowledges the reasonableness of the prohibition contained in this § 7.1 in view of the purposes of the Company and the relationship of the Members.  Any Transfer of any Membership Rights or Interests in violation of the prohibition contained in this § 7.1 shall be deemed invalid, null and void, and of no force or effect.

7.1.4                   Neither MCA nor ISA shall pledge, create a security interest in or otherwise encumber its Interest as collateral security for obligations of MCA or ISA, as the case may be, and no Person who directly or beneficially owns any Membership Interest in MCA or ISA shall pledge or otherwise encumber that Interest.

7.2                                 Permitted Transfers.

Any Interest Holder may Transfer all or any portion of its Membership Rights or Interest to any Member or to any Affiliate, provided such Affiliate is majority (51%) owned and, in the case of ISA, controlled by a Key Principal, at any time or times.  Any entity may Transfer all or any portion of its Membership Rights or Interest to any beneficial owner of the entity if the conditions identified in § 7.1.1 and § 7.1.2 inclusive shall have been satisfied.  In any such event, the transferee may become a substituted Member in Company with full Membership Rights only if the conditions for membership required by the Act are met.  In the case of any such Transfer by ISA to a beneficial owner, the Key Principal(s) shall retain voting control of such beneficial owner.  In addition, A merger to which MCA, M-C Corp. or M-C LP is a party or a sale of all or substantially all of the assets of M-C Corp. or M-C LP shall not be deemed a Transfer for purposes of this § 7.

7.3                                 Voluntary Resignation.

A Member shall not have the right or power to voluntarily resign from the Company prior to the Company’s dissolution and winding up.

7.4                                 Effect of Withdrawal.

A Member that assigns all of its Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company except that unless and until a substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a member under the Act and hereunder.  Such assigning Member may, prior to admission of a substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under this § 7.  Any assignee of any portion of the Interest of a Member pursuant to an assignment satisfying the requirements of this § 7 shall become a substituted Member only when:

7.4.1.1                                       Such Assignee shall have satisfied the Conditions of Transfer set forth in § 7.1.1 herein and the requirements for membership as provided in the Act; and

7.4.1.2                                       Accounting Member shall have entered such assignee as a Member on the Company’s books and records, which Accounting Member is hereby directed to do upon satisfaction of such requirements; and

7.4.1.3                                       Such assignee shall have paid all of the Company’s reasonable legal fees and filing costs in connection with the substitution as a Member.

7.4.2                   Any assignee of any of the Interest of a Member pursuant to an assignment satisfying the requirements of this § 7 but who does not become a substituted Member and desires to make a further assignment of any such Interest shall be subject to all the provisions of this § 7 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

7.5                                 Acceptance of Prior Acts.

Any person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company or any of its Members prior to the date such Person became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

8.              Dissolution, Liquidation, and Termination of the Company.

8.1                                 Events of Dissolution.

The Company shall be dissolved upon the happening of any of the events specified in the Act.

8.2                                 Liquidation.

Notwithstanding anything contained in this Agreement to the contrary, any Liquidation must be approved by a vote of all the Interest Holders.  The preceding sentence may not be amended except by an affirmative vote of all the Interest Holders.  All liquidations must be made in cash.

8.3                                 Procedure for Winding Up.

If the Company is dissolved, Managing Member shall wind up its affairs.  On winding up of the Company, the assets of the Company shall be distributed as follows:

FIRST, to creditors, including Members who are creditors, to the extent otherwise permitted by Requirements of Law, in satisfaction of liabilities of the Company, other than liabilities for which reasonable provision shall have been made;

SECOND, to Interest Holders to the extent of and in proportion to their Positive Capital Accounts; and

THIRD, to the Interest Holders in accordance with the terms and conditions of § 5.4.4.

8.4                                 Cancellation of Certificate.

If the Company shall have been dissolved, following completion of winding up the Company, Managing Member shall promptly cancel the Certificate of Formation by filing a Certificate of Cancellation with the appropriate officer of the State of New Jersey.  If no Manager shall be serving, one of the Members shall file the Certificate of Cancellation.  If there shall be no remaining Members, then the last person to be a Member, or his legal or personal representative, shall file the Certificate of Cancellation.

9.               Books, Records, Accounting, and Tax Elections.

9.1                                 Bank Accounts.

All funds of the Company shall be deposited in a bank account or accounts opened by Accounting Member on behalf of the Company.  Accounting Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.  Withdrawals therefrom shall be made upon the signatures of such Persons as Accounting Member shall designate with the approval of the Board of Directors.

9.2                                 Books and Records.

9.2.1                   MCA shall be the initial Accounting Member.  Subject to the terms and conditions of § 6.2 of this Agreement, Accounting Member shall have the sole right to manage the accounting and financial aspects of the Company, to bind the Company with respect thereto in its transactions with third parties and to make all decisions affecting the accounting and financial practices of the Company and its Business and affairs.  At the election of MCA, its actions and responsibilities as Accounting Member under this Agreement may be performed on its behalf by its Affiliates, including M-C Corp. or M-C LP.

9.2.2                   The Company’s fiscal year shall be the calendar year.

9.2.3                   Accounting Member shall keep and maintain the Company’s books of account, at Company expense, on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis applicable to commercial real estate, as selected by MCA; provided, however, each Member’s Capital Account shall be maintained in accordance with § 4 of this Agreement.  Accounting Member shall keep the Company’s books of account at MCA’s principal place of business, and the Company’s books of account shall at all reasonable times be available for inspection by Members.

9.2.4                   Accounting Member shall, at Company expense, furnish to the Members (i) on or before the 25th day of each month, an unaudited statement setting forth and describing in reasonable detail the Company’s receipts and expenditures during the preceding month and comparing the Company’s results of operations for such month and for the year to date to the appropriate Operating Budget, (ii) on or before 90 days after the end of each fiscal year, a balance sheet of the Company dated as of the end of such fiscal year, a statement of the Members’ Capital Accounts, CTP Preferred Returns, the Internal Rate of Return realized on MCA’s Capital Contributions, NOCF Preferred Returns, Member Additional Contribution Balances, a statement of Net Cash Flow, and a statement setting forth the Company’s Profits and Losses for such fiscal year, audited by the Company’s auditor selected by Accounting Member, and (iii) from time to time, all other information relating to the Company and its Business and affairs reasonably requested by any Member.

9.2.5                   Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account, records, files, and bank statements of the Company.  The Member conducting such audit, examination or copying shall use commercially reasonable efforts not unreasonably to interfere with Accounting Member’s day-to-day operations.  Such right may be exercised by any Member, or by its designated agents or employees.

9.3                                 Financial Accounting Matters.

Accounting Member shall have sole authority to determine the Company’s major accounting policies consistent with the terms and conditions of this Agreement, including:

9.3.1                   Election from among generally accepted accounting principles of the method by which the Company’s financial statements shall be prepared (including the allocation of Profits and Losses, including Depreciation, to Capital Accounts), and

9.3.2                   Making decisions regarding treatment and reporting (including making or refraining from making of available elections) of transactions for federal and state income, franchise or other tax purposes.

9.4                                 Certain Books & Records.

The Company’s books and records shall include:

9.4.1                   Complete and accurate information regarding the Company’s financial condition;

9.4.2                   The Company’s federal, state, and local tax returns; and

9.4.3                   True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and that each Member has agreed to contribute in the future.

9.5                                 Certain Other Business Records.

Managing Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s Business.  The records shall include:

9.5.1                   Complete and accurate information regarding the state of the Company’s Business;

9.5.2                   A copy of the Company’s Certificate of Formation and company agreement, all amendments to the Certificate of Formation and company agreement, and all executed copies of any written powers of attorney pursuant to which the company agreement, any certificate, and all amendments thereto have been executed; and

9.5.3                   A current list of the names and last known business, residence, or mailing addresses of all Members and the dates they became Members.

9.6                                 Budget.

Managing Member and Accounting Member shall prepare the annual Operating Budget for approval during the fourth (4th) quarter of the previous Fiscal Year in accordance with §§ 4.3 and 6.2 of this Agreement.

9.7                                 Tax Matters Partner.

The Members acting unanimously shall appoint the Company’s tax matters partner (“Tax Matters Partner”).  Initially, Accounting Member shall be the Tax Matters Partner.  The Members acting unanimously may remove the Tax Matters Partner and appoint a new Tax Matters Partner at any time and from time to time.  The Tax Matters Partner shall have all powers and responsibilities provided in Code § 6221, et seq.  The Tax Matters Partner shall keep all Members informed of all tax-related notices from Government Authorities that may come to the attention of the Tax Matters Partner.  The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties.  A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company.  The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

9.8                                 Tax Elections.

Accounting Member shall have the authority to make all Company elections permitted under the Code, including elections of methods of Depreciation and elections under Code § 754.  The decision to make or not make an election shall be in Accounting Member’s sole and absolute discretion.

9.9                                 Election to be Treated as Partnership.

The Company shall make any applicable election to be treated as a partnership for federal and state income tax purposes.  By executing this Agreement, each of the Members hereby consents to any election made by the Company for it to be treated as a partnership for federal and state income tax purposes.

10.         Buy-Sell Option.

10.1                           Eligibility to Buy or Sell.

At any time after the first to occur of (A) the second anniversary of the date on which the City of Jersey City shall have issued any one or more temporary or interim or permanent certificates of occupancy in respect of all residential units at the Property, or (B) the first anniversary of the date on which eighty percent (80%) of the rental units at the Property shall have become occupied, if the Members shall have been unable to agree upon a decision requiring their unanimous consent or approval, or the Board of Directors shall have been unable to agree on a Major Decision, either Member may initiate the provisions of this § 10.

10.1.1             ISA shall have no right to initiate the provisions of this § 10 if ISA shall have been removed as Managing Member in an ISA Removal Event.

10.1.2             Additionally, if an ISA Removal Event shall have occurred, then MCA may initiate the provisions of this § 10 with respect to ISA.

10.1.3             Any Member may initiate the provisions of this § 10 independently of and regardless of whether similar provisions may have been initiated in respect of any other entity in which Affiliates of the Interest Holders may be Members, Interest Holders or other equityholders.  For illustration purposes only and by way of example, MCA may initiate the provisions of this § 10 without regard to whether any other Affiliate of MCA shall have initiated any comparable option provision in any other agreement.

10.2                           Procedure.

10.2.1             A Member desiring to exercise such right (the “Offeror”) shall give written notice to the other Interest Holder (the “Offeree”) setting forth a statement of intent to invoke rights under this § 10.  Any such notice shall state the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of Company as of the Closing Date free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous 12-month period relating to financing, disposition or leasing of any Company property (including proposals for the formation of a new entity for the ownership and operation of the Property).

10.2.2             Upon receipt of any such notice, the Offeree shall elect either

10.2.2.1                                 To sell the Offeree’s entire interest in the Company to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if Company had sold its assets for the Valuation Amount on the Closing Date and Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their interests in the Company pursuant to § 8, or

10.2.2.2                                 To purchase the entire Membership Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if Company had sold all of its assets for the Valuation Amount on the Closing Date and Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their interests in Company pursuant to to § 8.

10.2.3             The Offeree shall have 30 days from the Offeree’s receipt of the Offerer’s notice in which to exercise either of its options by giving written notice to the Offeror.  If the Offeree does not elect to acquire the Offeror’s Membership Interest within such time period, the Offeree shall be deemed to have elected to sell its interest to the Offeror.

Within three (3) Business Days after an election has been made under this § 10.2 (whether deemed or otherwise), the acquiring Member shall deposit with the selling Member a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Member is entitled to receive for its Membership Interest under this § 10.  Such earnest money deposit shall be applied to the purchase price at consummation of the transaction.

10.2.4             If the acquiring Member shall thereafter fail to consummate the transaction, the selling Member shall be entitled to retain such amount as liquidated damages, free of all claims of the acquiring Member, and the acquiring Member shall have no further right to invoke the provisions of this § 10 during the existence of the Company.  The Members agree that damages will be suffered by the selling Member as a result of the acquiring Member’s default, and that such damages are, taking into consideration all circumstances now existing, extremely difficult to ascertain, and that the amount of the deposit represents a reasonable estimate thereof.

10.3                           Closing.

The closing of an acquisition pursuant to this § 10 shall be held at MCA’s headquarters offices on a mutually acceptable date (the “Closing Date”) not later than 30 days after Offeree’s election, deemed or otherwise.  On the Closing Date, the following shall occur:

10.3.1             The selling Member shall assign to the acquiring Member or its designee the selling Member’s entire interest in the Company in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents that may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, other than this Agreement, and with covenants of general warranty as to ownership; and

10.3.2             The acquiring Member shall pay to the selling Member the consideration therefor in cash.

10.4                           Specific Performance.

It is expressly agreed that the remedy at law for the breach of the obligations of the Members set forth in this § 10 will be inadequate in view of (a) the complexities and uncertainties in measuring actual damage to be sustained by reason of a Member’s failure to comply fully with such obligations, and (b) the uniqueness of Company Business and the Members’ relationships.

Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by specific performance.

10.5                           Imputed Costs.

As used in this § 10, “Imputed Closing Costs” means an amount equal to two and one-half percent (2 -1/2%) of the Valuation Amount, which is an estimate of the amount that would normally be incurred by the Company if the assets of the Company were sold for an amount specified in this § 10, for transfer taxes, title insurance premiums, survey costs, brokerage commissions and other commercially reasonable closing costs.

11.         Consent to Jurisdiction.

Each Member hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state courts in the County of Hudson or Essex, State of New Jersey, or the United States District Court for the District of New Jersey and waives any objection (on the grounds of lack of jurisdiction or forum non conveniens, or otherwise) to the exercise of such jurisdiction over it or him by such courts

12.         General Provisions.

12.1                           Interpretation and Terminology.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Requirements of Laws of any jurisdiction other than the State of New Jersey.  Captions used herein are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.  All terms and words in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, as if such terms and words had been fully and properly written in the appropriate number and gender.  The use of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific statement, item or matter set forth immediately following such word or to similar statements, items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other statements, items and matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Unless otherwise expressly provided herein or unless the context clearly indicates otherwise, all references to Sections and/or Articles in this Agreement are references to the Sections and/or Articles of this Agreement, as the case may be.  If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such party, or such party’s legal counsel, having authored any or all of the provisions of this Agreement.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

12.2                           Assurances.

Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as Managing Member deems appropriate to comply with the Requirements of Law for the Company’s formation and operation and to comply with any laws, rules, and regulations relating to the Company’s acquisition, operation, or holding of property.

12.3                           Liability and Indemnification.

12.3.1             None of Managing Member, Accounting Member, any member of the Board of Directors or Members shall be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed or act omitted to be performed by any of Managing Member, Accounting Member, any member of the Board of Directors or Members within the scope of the authority conferred on Managing Member, Accounting Member, any member of the Board of Directors and Members by this Agreement, except for fraud, willful misconduct or an intentional breach of this Agreement.

12.3.2             The Company shall indemnify Managing Member, Accounting Member, the members of the Board of Directors and Members for any act performed or act omitted to be performed by Managing Member, Accounting Member, the members of the Board of Directors or Members within the scope of the authority conferred on Managing Member, Accounting Member, the members of the Board of Directors and Members by this Agreement, except for fraud, willful misconduct or an intentional breach of this Agreement.  Such indemnification shall include all judgments and claims against any of Managing Member, Accounting Member, a member of the Board of Directors or any Member relating to any liability or damage incurred by reason of any such act performed or omitted to be performed by such Managing Member, Accounting Member, member of the Board of Directors or Member in connection with the business of the Company, including attorney fees incurred by such Managing Member, Accounting Member, member of the Board of Directors or Member in connection with the defense of any action based on any such act or omission, which attorney fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) to the greatest extent permitted by law.

12.3.3             The Company shall indemnify, save harmless and pay all expenses, costs or liabilities of any Manager or Member who for the benefit of the Company and at the direction of the Board of Directors makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

12.4                           Notices.

12.4.1             Any and all notices, demands, consents, approvals, offers, elections, reports and other communications required or permitted under this Agreement (collectively, “Notices” or, individually, a “Notice”) shall be deemed adequately given if in writing, and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

12.4.2             All Notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a Notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a Notice is either received on a day that is not a Business Day or is required to be delivered on or before a specific day that is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.4.3             All such Notices shall be addressed:

12.4.3.1           If to MCA to:

Mitchell E. Hersh,

President and Chief Executive Officer

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Telecopier:  732-205-9040

with copies to:

Roger W. Thomas, Executive Vice

President and General Counsel

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Telecopier:  732-205-9015

12.4.3.2           If to ISA, to:

David Barry, President

Ironstate Development Company, LLC

50 Washington Street

Hoboken, New Jersey 07030

Telecopier: 201-963-5020

with a copy to:

Barbara Oif Stack

General Counsel

The Applied Companies

50 Washington Street

Hoboken, NJ 07030

Telecopier: 201 963 5020

12.4.4             By Notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.5                           Specific Performance.

The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury.  Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies that may be available to that party) shall be entitled to one or more preliminary or permanent Orders (A) restraining and enjoining any act that would constitute a breach or (B) compelling the performance of any obligation that, if not performed, would constitute a breach.

12.6                           Complete Agreement.

This Agreement constitutes the complete and exclusive statement of the agreement among the Members.  It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.  Any other company agreement or operating agreement of the Company purportedly in effect is hereby terminated and replaced in its entirety by this Agreement.

12.7                           Amendments.

Except as expressly provided otherwise herein or prohibited under the applicable law, this Agreement may only be amended by action of the Members; provided that no amendment shall increase the liability or required Capital Contributions or decrease the Percentage Interest of any Member without the express written consent of that Member; and provided further that with respect to § 7.1.2 (relating to transferee’s becoming Members), § 8.2 (relating to liquidations) and § 5.4 (relating to distributions), amendments to said provisions must be made by unanimous consent of all Interest Holders (regardless of whether or not the Interest Holder has any other rights to vote as a Member or otherwise).

12.8                           Binding Provisions.

This Agreement is binding upon, and inures to the benefit of, the Parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

12.9                           Separability of Provisions.

Each provision of this Agreement shall be considered separable; if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

12.10                     Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

12.11                     Estoppel Certificate.

Each Member shall, within ten (10) days after written request by any Manager or Member, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that:

12.11.1       This Agreement is in full force and effect;

12.11.2       This Agreement has not been modified except by any instrument or instruments identified in the certificate; and

12.11.3       There is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

12.12                     Incorporation by Reference.

Every attachment, exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.  The Introductory Statement set forth as the introduction to this Agreement is hereby incorporated into this Agreement as fully as if set forth in full herein.

12.13                     No Partnership Intended for Nontax Purposes.

Except for tax purposes,

12.13.1       The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited;

12.13.2       The Members and Interest Holders do not intend to be partners to one another, or partners as to any third party, including Affiliates of Members, and

12.13.3       To the extent any Member or Interest Holder, by word or action, represents to another Person that any Member or Interest Holder is a partner or that the Company is a partnership, the Member or Interest Holder making such wrongful representation shall be liable to any other Members or Interest Holders who incur personal liability by reason of such wrongful representation.

12.14                     No Rights of Creditors and Third Parties under Agreement.

This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees.  This Agreement is expressly not intended for the benefit of any creditor of the

Company or any other Person.  Except and only to the extent provided by applicable statute, no creditor or any third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

12.15                     Promotional Material.

MCA and M-C Corp. are hereby authorized by the Company and ISA to discuss with potential investors and analysts and to issue press releases, advertisements and other promotional materials in connection with MCA’s or M-C Corp.’s own promotional and marketing activities, describing the Company and the Property in general terms or in detail and MCA’s participation in the Company and the Property.  All references to MCA, M-C Corp. or its/their Affiliates contained in any press release, advertisement or promotional material issued by any other Member or the Company shall be approved in writing by the MCA in advance of issuance.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed, or caused this Agreement to be executed as of the date set forth hereinabove.

MACK-CALI HARBORSIDE ENTITY A LLC

By:
Title:

IRONSTATE DEVELOPMENT HARBORSIDE ENTITY A, LLC

By:
Title:

ATTACHMENT A

CERTAIN DEFINITIONS

As used in the foregoing Agreement, the following capitalized terms have the meanings specified in this ATTACHMENT A.

(a)                          “Accounting Member” has the meaning ascribed to it in § 9.2 of the foregoing Agreement.

(b)                         “Act” means the New Jersey Limited Liability Company Act, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

(c)                          “Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the applicable taxable year, after giving effect to the following adjustments:

(i)                                                                         The deficit shall be decreased by the amounts which the Interest Holder is obligated to restore under § 5 of the foregoing Agreement, if any, or is deemed obligated to restore under Regulation § 1.704-2(g)(1) and (i)(5); and

(ii)                                                                      The deficit shall be increased by the items described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

(d)                         “Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, manager or trustee of such Person or (iii) any Person who is an officer, director, manager or trustee of any Person described in clause (i) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty (50%) of the directors, managers or persons exercising similar authority with respect to such Person or entities.

(e)                          “Agreement” means the foregoing Company Agreement, as amended from time to time.

(f)                            “Board of Directors” means the Company’s board of directors formed in accordance with § 6 of the foregoing Agreement.

(g)                         “Business” means any lawful activity the Company engages in, including ownership, design, development, operation, sale or lease of the real property located at [INSERT ADDRESS].

(h)                         “Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

(i)                                                                         an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s allocable share of Profits and any item of income or gain specially allocated to the Interest Holder under the provisions of § 5 of the foregoing Agreement;

(ii)                                                                      an Interest Holder’s Capital Account shall be debited with the amount of money and the Gross Asset Value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or that are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s allocable share of Losses and any item of expense or loss specially allocated to the Interest Holder under the provisions of § 5 of the foregoing Agreement; and

(iii)                                                                   if any Interest is transferred under this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.  It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation § 1.704-1(b), and all provisions of the Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

(i)                             “Capital Contribution” means, except as otherwise set forth in the foregoing Agreement, the Gross Asset Value of any asset contributed or deemed contributed under Regulation § 1.704-1(b)(2)(iv)(d) to the Company by an Interest Holder, net of liabilities assumed or to which the assets are subject.

(j)                             “Capital Transaction” means any transaction not in the ordinary course of business that results in the Company’s receipt of cash or other consideration other than Capital Contributions, including proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, and insurance proceeds for the destruction of assets used in the trade or business of the Company.

(k)                          “Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), less cash funds used to pay current operating expenses, including, without limitation, loans made to the Company by any Member, and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, contingencies, and replacements as determined by Managing Members.  Cash Flow does not include Net Capital Proceeds but shall be increased by the reduction of any reserve previously established.  Cash Flow shall not be reduced by noncash charges, including Depreciation, and amortization.

(l)                             “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

(m)                       “Company” means the limited liability company formed in accordance with the foregoing Agreement.

(n)                         “Conditions of Transfer” means those conditions set forth in § 7.1 of the foregoing Agreement.

(o)                         “Confidential Information” has the meaning ascribed to it in § 3.10.1 of the foregoing Agreement.

(p)                         “Contributing Member” has the meaning ascribed to it in § 4.2.5.1 of the foregoing Agreement.

(q)                         “CTP Preferred Return” has the meaning ascribed to it in § 5.6.2 of the foregoing Agreement.

(r)                            “Default Amount” has the meaning ascribed to it in § 4.2.5.1 of the foregoing Agreement.

(s)                          “Defaulting Member” has the meaning ascribed to it in § 4.2.5 of the foregoing Agreement.

(t)                            “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero,

Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by Managing Member.

(u)                         “Development Agreement” means that certain Development Agreement dated December    , 2011, among [IRONSTATE DEVELOPMENT LLC■], M-C PLAZA VI & VII L.L.C., a New Jersey limited liability company (“Owner”).

(v)                         “Development Budget” means the budget, substantially as set forth in ATTACHMENT E to the foregoing Agreement, which is intended to reflect a budgeted amount for total development costs of the Property.

(w)                       “Dissociation” refers to a Member’s ceasing to be associated with the Company, whether by means of a Transfer, an Involuntary Withdrawal or a Voluntary Resignation.

(x)                           “Fiscal Year” means (i) the Company’s annual accounting period or (ii) any portion of the Company’s annual accounting period for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to § 5 of the foregoing Agreement.

(y)                         “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                                                         The initial Gross Asset Value of any asset contributed by an Interest Holder to the Company shall be the gross fair market value of such asset as determined by the contributing Interest Holder and the Company;

(ii)                                                                      The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code § 7701(g) into account), as determined by Managing Member as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Interest Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to an Interest Holder of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if Managing Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)                                                                   The Gross Asset Value of any item of Company assets distributed to any Interest Holder shall be adjusted to equal the gross fair market value

(taking Code § 7701(g) into account) of such asset on the date of distribution as determined by Managing Member; and

(iv)                                                                  The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m) and subparagraph (vii) of the definition of “Profits” and “Losses” or § 5.3 of the Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

(z)                           “Imputed Closing Costs” has the meaning ascribed to it in § 10.5 of the foregoing Agreement.

(aa)                    “Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

(bb)                  “Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

(cc)                    “Internal Rate of Return” or “IRR” means the discount rate at which the net present value of a Member’s Capital Contributions to and distributions from the Company equals zero, calculated for each such Capital Contribution from the date such Capital Contribution was made.  A Member’s Internal Rate of Return shall be calculated pursuant to the Excel function known as “XIRR” on the basis of the actual number of days elapsed over a 365 or 366-day year, as the case may be.

(dd)                  “Involuntary Withdrawal” means, with respect to any Member, those events set forth below:

(i)                                                                         The Member makes an assignment for the benefit of creditors;

(ii)                                                                      The Member files a voluntary petition in bankruptcy;

(iii)                                                                   The Member is adjudged bankrupt or insolvent or there is entered against the Member an Order for relief in any bankruptcy or insolvency proceeding;

(iv)                                                                  The Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)                                                                     The Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iv) of this definition;

(vi)                                                                  The Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vii)                                                               One hundred twenty (120) days after the commencement of any proceeding instituted against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed within ninety (90) days or, if the appointment is stayed within ninety (90) days, after the expiration of the stay during which period the appointment is not vacated;

(viii)                                                            Entry of a final Order of a court in a divorce proceeding, from which there is no further right of appeal, directing a transfer of all or any portion of a Member’s Interest; should all or any portion of the Interest of a Member and its disposition be controlled by what is commonly referred to as a “community property state” where one spouse is deemed constructive trustee for the other spouse of one half portion of the Interest as community property, in the event of a court Order directing the division and allocation of both halves of the Interest between the spouses;

(ix)                                                                    If the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x)                                                                       If the Member is a partnership or limited liability company, dissolution and commencement of winding up of the partnership or limited liability company;

(xi)                                                                    If the Member is a corporation, the dissolution of the corporation or the revocation of its certificate of incorporation.

(ee)                    “Ironstate Pre-Development Costs” has the meaning ascribed to it in the Development Agreement to the extent attributable to the Property.

(ff)                        “ISA Removal Event” has the meaning ascribed to it in § 6.1.7.3 of the foregoing Agreement.

(gg)                  “Jersey City Territory” means the area bounded on the east by the Hudson River, on the south by Essex Street, on the west by Grove Street and on the north by 14th Street, in Jersey City, New Jersey.

(hh)                  “Key Principal” means David Barry or Michael Barry.

(ii)                          “Liquidation” means the distribution of seventy-five (75%) percent of the total net asset value of the Company to the Interest Holders proportionately to their Interests.

(jj)                          “Major Decisions” mean those decisions listed, identified or set forth on ATTACHMENT F of the foregoing Agreement.

(kk)                    “Managing Member” means the person or persons designated as such pursuant to § 6 of the foregoing Agreement.

(ll)                          “M-C Corp.” means Mack-Cali Realty Corporation, a Maryland corporation that is an Affiliate of MCA.

(mm)              “M-C LP” means Mack-Cali Realty, L.P., a Delaware limited partnership that is an affiliate of MCA.

(nn)                  “Member” means each Person signing the Agreement and any Person who subsequently is admitted as a member of the Company.

(oo)                  “Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right, to the extent provided, to participate in the management of and vote on matters coming before the Company.

(pp)                  “Minimum Gain” has the meaning set forth in Regulation § 1.704-2(b)(2) and 1.704-2(d).  Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code § 704(b).

(qq)                  “Net Capital” has the meaning ascribed to it in § 5.5.2 of the foregoing Agreement.

(rr)                        “Net Capital Proceeds” means the net cash proceeds received by the Company from a Capital Transaction, less any portion thereof used to establish reserves for Company expenses, obligations, and contingencies as determined by Accounting Member.  Net Capital Proceeds includes all principal and interest payments on any debt obligation received by the Company in any Capital Transaction.

(ss)                    “NOCF Preferred Return” has the meaning ascribed to it in § 5.5.2 of the foregoing Agreement.

(tt)                        “Non-Compete Period” means the period beginning on the date of the mutual execution and delivery of the Development Agreement and ending on the first to occur of the three (3)-year anniversary date of (A) issuance of a temporary certificate of occupancy for a majority of the individual apartments in Phase III (as defined in the Development Agreement) in respect of the Property and (B) the date of termination of the Development Agreement.

(uu)                  “Nonrecourse Liability” means any liability of the Company with respect to which no Interest Holder or person or entity related to an Interest Holder has personal liability determined in accordance with Code § 752 and the Regulations promulgated thereunder.

(vv)                  “Notice” has the meaning ascribed to it in § 12.4 of the foregoing Agreement.

(ww)              “Offeree” has the meaning ascribed to it in § 10.2.1 of the foregoing Agreement.

(xx)                      “Offeror” has the meaning ascribed to it in § 10.2.1 of the foregoing Agreement.

(yy)                  “Operating Budget” means the annual budget, prepared by Managing Member and approved at a meeting or in writing by the Board of Directors, and setting forth the Company’s estimated capital and operating expenses for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year, in such detail as the Board of Directors shall reasonably require.

(zz)                      “Operating Plan” has the meaning ascribed to it in § 5.1.2 of the foregoing Agreement.

(aaa)              “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any governmental body of competent jurisdiction.

(bbb)           “Owner Pre-Development Costs” means, collectively, the costs incurred by MCA or its Affiliates in connection with establishing the Master Condominium (as such term is used in the Development Agreement) and the Property as a sub-condominium unit and for certain other costs to be incurred by MCA or its Affiliates in connection with pre-development of the Property.  The Owner Pre-Development Costs shall have been reasonably documented costs, actually incurred by MCA or its Affiliates and allocable to a phase described in the Development Agreement, whether set forth on the Pre-Development Budget, as amended from time to time, or otherwise reasonably approved by Ironstate.

(ccc)              “Percentage Interest” means, as to a Member, the percentage set forth after the Member’s name on ATTACHMENT B to the foregoing Agreement, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

(ddd)           “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

(eee)              “Positive Capital Account” means a Capital Account with a balance greater than zero.

(fff)                    “Profits” and “Losses” means, for each Fiscal Year of the Company, the Company’s taxable income or loss determined in accordance with Code § 703(a), with the following adjustments:

(i)                                                                         All items of income, gain, loss, deduction, or credit required to be stated separately under Code § 703(a)(1) shall be included in computing taxable income or loss; and

(ii)                                                                      Any tax-exempt income of the Company, not otherwise taken into account in computing Profits or Losses, shall be included in computing taxable income or loss; and

(iii)                                                                   Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as such under Regulation § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses, shall be subtracted from taxable income or loss; and

(iv)                                                                  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(v)                                                                     Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

(vi)                                                                  In lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year computed in accordance with the definition of Depreciation; and

(vii)                                                               To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) is required, pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii)                                                            Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Code § 704(b) and the related Regulations shall not be taken into account in computing Profits or Losses.

(ggg)                     “Property” means [■IDENTIFY PROPERTY]

(hhh)                     Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

(iii)          “REIT” has the meaning ascribed to it in § 5.1.1 of the foregoing Agreement.

(jjj)          “REIT Requirements” has the meaning ascribed to it in § 5.1.2 of the foregoing Agreement.

(kkk)       “Requirements of Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic, each as amended and now in effect.

(lll)         “Special Contribution” has the meaning ascribed to it in § 4.2.5.1 of the foregoing Agreement.

(mmm)         “Tax Matters Partner” has the meaning ascribed to it in § 9.7 of the foregoing Agreement.

(nnn)                   “Tax Payment Loan” has the meaning ascribed to it in § 4.9 of the foregoing Agreement.

(ooo)                   “Transfer” means, when used as a noun, any voluntary sale, assignment, attachment, pledge, hypothecation, or other relinquishment, and, when used as a verb, means, voluntarily to sell, assign, pledge, hypothecate or otherwise relinquish.

(ppp)                   “TRS” has the meaning ascribed to it in § 5.1.1 of the foregoing Agreement.

(qqq)                   “Valuation Amount” has the meaning ascribed to it in § 10.2.1 of the foregoing Agreement.

(rrr)         “Voluntary Resignation” means a Member’s dissociation from the Company by means other than by a Transfer or an Involuntary Withdrawal.

(sss)                      “Withholding Tax Act” has the meaning ascribed to it in § 4.9 of the foregoing Agreement.

ATTACHMENT B

NAME, ADDRESS AND PERCENTAGE
OF EACH MEMBER

Column A Name/Address	Column B Percentage	Column C Capital Contribution

MACK-CALI HARBORSIDE ENTITY A LLC Mack-Cali Realty Corporation 343 Thornall Street Edison, NJ 08839	85%	Owner Pre-Development Costs & Real property[•]

IRONSTATE DEVELOPMENT HARBORSIDE ENTITY A, LLC 50 Washington Street Hoboken, NJ 07030 201-963-5200	15%	17.64705% less Ironstate Pre-Development Costs[•].

Total:	100%	[•] [All TBD per §4.1]

B - 1

ATTACHMENT C

Form of

CERTIFICATE OF FORMATION

C - 1

ATTACHMENT D

IRONSTATE PROJECTS

1.  70, 80 and 90 Columbus Drive (Block 138 Lot T Condo Area 3)

2.  Blocks 5.1 and 5.2 as shown on the Liberty Harbor North Redevelopment Plan

3.  Block 11 as shown on the Liberty Harbor North Redevelopment Plan

D - 1

ATTACHMENT E

DEVELOPMENT BUDGET

E - 1

ATTACHMENT F

MAJOR DECISIONS

The following decisions shall be deemed “Major Decisions” for purposes of the foregoing Agreement.

(a)                          Approval of pre-development, operating and construction budgets for the Property.

(b)                         Amendment of any budget to the extent not authorized for Managing Member alone under § 4.2.1 of the foregoing Agreement.

(c)                          Any material amendment to any approved phasing, development or construction schedules.

(d)                         Any material amendment to any approved site plan or other approvals.

(e)                          Any decision to obtain financing for the Property, including the terms of any such financing.

(f)                            Grant of any mortgage, lien or encumbrance on the Property.

(g)                         Any sale or transfer of all or any part of the Property (other than selling units at retail) or any actions relating to any casualty or eminent domain proceedings affecting the Property.

(h)                         Entering into, terminating or amending any contract in connection with any aspect of the Property in excess of $100,000.

(i)                             Admission of a new Member or the entry of the Company into any joint venture or partnership with any Person not a Party to the foregoing Agreement.

(j)                             Capital calls, other than (i) those consistent with pre-development, construction and operating budgets previously adopted by the Board of Directors or (ii) those for non-discretionary expenses, such as real estate taxes, insurance premiums and expenses required to comply with Requirements of Law.

F - 1

(k)                          Development of leasing guidelines for the Property and any material deviation from such guidelines.

(l)                             Any commercial lease involving more than 5,000 square feet of space.

(m)                       Any amendment to the foregoing Agreement.

(n)                         Any environmental matter relating to the Property, including selection of environmental consultants and adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or wastes.

(o)                         Taking any legal action, except and to the extent the same is not prohibited by any provision of any loan affecting any portion of the Property: (i) initiating action to collect rentals and other amounts payable to the Company under leases and other occupancy agreements affecting any unit or to dispossess any occupant who is in default in its obligations to the Company and defending against tenant claims, (ii) defending liability claims for which the insurance is maintained insurance, (iii) contesting or protesting any ad valorem tax or assessment, or (iv) initiating, defending or settling claims in which the amount in controversy does not exceed $25,000.00.

(p)                         The voluntary commencement or the existence of an involuntary case or proceeding under the United States Bankruptcy Code or under any state or foreign bankruptcy, insolvency or similar statute affecting any Party, or a subsidiary of an affiliate of any Party, or the Company’s liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets of any Party, or a subsidiary of an affiliate of any Party, or the marshaling of assets and liabilities; receivership, insolvency, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of debts; or other similar events or proceedings affecting any Party, or a subsidiary of an affiliate of any Party, or any allegation or contest of the validity of this Agreement in any such proceeding.

(q)                         Regarding any matter that would be undertaken by the Company that is not within the ordinary course of business or within the business purpose of, the Company.

(r)                            The Company’s procurement of any policy of insurance.

F - 2